Exhibit 99.3

January 4, 2018

Bilibili Inc.

Building 3, Guozheng Center, No. 485 Zhengli Road

Yangpu District, Shanghai 200433

The People’s Republic of China

Re: Consent of iResearch

Ladies and Gentlemen,

We understand that Bilibili Inc. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research report and amendments thereto, including but not limited to the Chinese version and the English translation of the industry research report titled “Project S2 — Industry Report” (the “Report”) and any subsequent amendments to the Report, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO, and (vi) in investor relations management following the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
Shanghai iResearch Co., Ltd., China

/s/ Yanhua Huang
Name: Yanhua Huang
Title: Research Manager